EXHIBIT 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation

Great East Energy, Inc.	Nevada

Synderal Services LTD	Cyprus

Limited Liability Company NPK-KONTAKT	Ukraine

Limited Liability Company LISPROMGAZ	Ukraine